UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2007

Rush Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Texas	0-20797	74-1733016
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 IH-35 South, Suite 500 New Braunfels, Texas		78130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (830) 626-5200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02               Termination of a Material Definitive Agreement.

On November 12, 2007, Rush Enterprises, Inc. (the “Company”), Associated Acceptance, Inc., a corporation affiliated with the Company that is licensed to act as a local recording agent (“AA”), and W. Marvin Rush, the Company’s Chairman and a greater than 5% shareholder of the Company, terminated the Tax Indemnification Agreement between the Company, AA and Mr. Rush (the “Indemnification Agreement”).

The Texas Insurance Code required that every shareholder of a corporation licensed to act as a local recording agent be individually licensed to act as an insurance agent.  As a licensed insurance agent in the State of Texas, Mr. Rush has been the sole shareholder of AA. Under the Indemnification Agreement, entered into in connection with Mr. Rush’s ownership of AA, Mr. Rush agreed to indemnify the Company and AA against additional taxes due by AA or the Company upon the occurrence of certain events. Recent regulatory changes no longer necessitate Mr. Rush’s ownership of AA. As a result, the Company and Mr. Rush transferred ownership of AA to a subsidiary of the Company, making the Indemnification Agreement no longer necessary.

The foregoing description of the Indemnification Agreement is not complete and is qualified in its entirety by the actual terms of the Indemnification Agreement, a copy of which is incorporated into this Item 1.02 by reference to Exhibit 10.83 to the Company’s Registration Statement No. 333-03346 on From S-1 filed April 10, 1996.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSH ENTERPRISES, INC.

	By:	/s/ Steven L. Keller
Steven L. Keller
Vice President and Chief Financial Officer

Dated: November 13, 2007